PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Charles G. Urtin,
President / CEO
Telephone:  724-863-3100
www.irwinbank.com
-----------------

                                IBT Bancorp, Inc.
        Announces Operating Results for the Fourth Quarter and Year Ended
                                December 31, 2002

Irwin, Pennsylvania, February 10, 2003: IBT Bancorp, Inc., (the "Company"), the holding company of Irwin Bank & Trust Company, today announced its results of operations for the three months and year ended December 31, 2002. The Company's net income for the three months ended December 31, 2002 increased $240,000 to $2,072,000, or $ .69 per diluted earnings per share, from $1,832,000, or $ .61 per diluted earnings per share, for the comparable 2001 quarter. Net income for the year ended December 31, 2002 increased $1,472,000, to $8,937,000, or $ 2.99 per diluted earnings per share, from $7,465,000, or $2.49 per diluted earnings per share, for the comparable 2001 period.

President and CEO Charles G. Urtin stated "We are pleased to report record earnings for the year ended December 31, 2002. A favorable interest rate environment coupled with record loan volume, increases in non-interest income, and a commitment to controlling non-interest expenses produced these results."

Total assets of the Company increased $59,991,000 to $584,035,000 at December 31, 2002 as compared to $524,044,000 at December 31, 2001. Total loans reached $359,872,000 at December 31, 2002 from $315,132,000 at December 31, 2001, an increase of $44,740,000 or 14%. Investments increased as well to $186,718,000 at December 31, 2002 as compared to $162,968,000 at December 31, 2001, an increase of $23,750,000 or 14%. Strong deposit growth funded the expansion of the loan portfolio and the increase in the investment portfolio. Total deposits reached $468,257,000 at December 31, 2002 as compared to total deposits of $422,462,000 at December 31, 2001. The increase in deposits was primarily the result of the growth in interest bearing deposits, which increased $41,578,000 over the prior year. Such increase was primarily attributed to the competitive market rates paid on these products. The Company also took advantage of favorably priced advances from the Federal Home Loan Bank of Pittsburgh. Outstanding advances at December 31, 2002 were $40,000,000 compared to $35,000,000 at December 31, 2001.

Irwin Bank & Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, five branch offices, a loan center, a trust division, and five supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the OTC Bulletin Board under the symbol "IBTB".


IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)

                                            December 31,      December 30,
                                       -----------------  -----------------
                                              2002              2001
                                       -----------------  -----------------
Total Assets                            $       584,035    $      524,044
Securities available for sale           $       186,718    $      162,968
Total loans, net                        $       359,872    $      315,132
Total liabilities                       $       527,884    $      474,319
Interest bearing deposits               $       393,918    $      352,340
Non-interest bearing deposits           $        74,339    $       70,122
FHLB advances                           $        40,000    $       35,000
Shareholders' equity                    $        56,151    $       49,725



                                       Three Months Ended   Twelve Months Ended
                                                      December 31,
                                       -----------------------------------------
                                         2002       2001       2002       2001
                                       -------      -----     ------     ------

Interest Income                        $ 8,485      8,563     33,560     35,184
Interest Expense                         3,226      3,824     12,829     16,958
                                       -------    -------    -------    -------
     Net interest income                 5,259      4,739     20,731     18,226

Provision for loan losses                  300        235      1,100        500
                                       -------    -------    -------    -------
Net interest income after
     provision for loan losses           4,959      4,504     19,631     17,726
Non-interest income                      1,420      1,141      5,317      4,009
Non-interest expense                     3,546      3,121     12,831     11,284
                                       -------    -------    -------    -------

Income before income taxes               2,833      2,524     12,117     10,451
Income tax expense                         761        692      3,180      2,986
                                       -------    -------    -------    -------

Net income                             $ 2,072    $ 1,832    $ 8,937    $ 7,465
                                       =======    =======    =======    =======

Per Share Data:

Basic earnings per share               $  0.70    $  0.61    $  3.00    $  2.49
Diluted earnings per share             $  0.69    $  0.61    $  2.99    $  2.49
Dividends per share                    $  0.30    $  0.26    $  1.20    $  1.04

Selected Ratios (annualized):
Return on Average Assets                  1.42%      1.39%      1.61%      1.45%
Return on Average Equity                 14.81%     14.53%     16.95%     15.57%
Net Interest Spread                       3.29%      3.01%      3.39%      2.85%
Net Interest Margin                       3.82%      3.75%      3.95%      3.68%


                                          December 31,       December 31,
                                         --------------     ----------------
Additional Per Share Data:                      2002              2001
                                         --------------     ----------------
Shares Outstanding                           2,977,655          2,985,695
Book Value per Share                      $      18.86       $      16.65